Exhibit 99.1

ASTROTECH COMPLETES INTERNAL REORGANIZATION TO OWN 100% OF

SUBSIDIARY EQUITY

Austin, TX (June 11, 2014) - Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services, today announced that it has completed an internal reorganization and will now own 100% of its subsidiary companies 1st Detect Corporation (“1st Detect”) and Astrogenetix Inc. (“Astrogenetix”), in which it had previously issued equity grants to employees.

“This transaction was the right thing to do for our shareholders,” said Thomas B. Pickens III, Chairman and CEO of Astrotech. “The subsidiary equity grants were meant to incentivize our employees, however we found that it caused confusion and uncertainty among our shareholders, so we have now simplified our corporate structure.”

This transaction will restore the ownership by Astrotech shareholders of 100% of the subsidiary companies. Previously, Astrotech Corporation owned 86.4% and 83.6% of 1st Detect and Astrogenetix, respectively.

In connection with the Annual Shareholders Meeting scheduled for June 26th, the company asked its shareholder to authorize additional shares in Astrotech Corporation to be used for future incentive compensation. Many of these shares will be used to compensate those hardworking employees who will no longer own stock in 1st Detect and Astrogenetix.

About Astrotech Corporation

Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our ASO business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough miniature mass spectrometer, the MMS-1000™, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.

FOR MORE INFORMATION:

Joshua Elbaum

Astrotech Corporation

512.485.9530